NEWS RELEASE for March 3, 2008 at 8:00AM Eastern Time

Kayla Castle
Investor Relations Manager
Palomar Medical Technologies, Inc.
781-993-2411
ir@palomarmedical.com

PALOMAR AND P&G ENTER NEW LICENSE AGREEMENT

        BURLINGTON, MA (March 3, 2008) … Palomar Medical Technologies, Inc. (Nasdaq:PMTI), a leading researcher and developer of light-based systems for cosmetic treatments, today announced that it has entered into a non-exclusive License Agreement with The Procter & Gamble Company (NYSE:PG) to exploit home-use light-based hair removal devices for women. This new agreement replaces the Development and License Agreement entered into by Palomar and The Gillette Company, (a wholly owned subsidiary of P&G) on February 14, 2003, as Amended and Restated on February 14, 2007, and as further amended thereafter. Under this new agreement, P&G retains a non-exclusive license to Palomar’s broad patent portfolio as well as a non-exclusive license to the extensive technology developed by Palomar before and during the five year term of the prior agreement. Prior to launching a commercial product, P&G will pay Palomar $1.25 million per calendar quarter. Following commercial launch P&G will pay Palomar per product sales under a confidential financial arrangement which addresses both the patents and technology which are licensed.

        During the term of the prior Development and License Agreement, a home-use, light-based hair removal device for women was developed by Palomar together with Gillette. It is the first light-based aesthetic device to receive a 510(k) over-the-counter (OTC) clearance from the United States Food and Drug Administration (FDA). OTC clearance allows the product to be marketed and sold directly to consumers without a prescription. Designed specifically for use in the home and based on over a decade of research, this consumer device represents a major breakthrough in the aesthetic device industry.

        In order to achieve FDA clearance, numerous clinical studies with over 600 subjects and thousands of treatments were conducted. These studies demonstrated that, when used as directed, the light-based device created under this agreement delivers comfortable, effective, skin-safe hair removal.

        Stephanie Connaughton, Marketing Director, Global Grooming, said: “We are pleased that we were able to find a win-win outcome that enables continued work on this promising technology and increases the likelihood of commercial success.”

        Commenting on this development, Palomar Chief Executive Officer Joseph P. Caruso said, “We strongly believe that we have developed game changing technology, and we look forward to seeing P&G’s products on the market. Over the past five years, Palomar and Gillette worked together to advance the technology and we have made tremendous progress in moving closer to penetrating the mass consumer market. Our biggest single achievement together has been penetrating the regulatory barrier to gain FDA approval of the first laser device for the home market.”

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        For more information, please see the non-exclusive License Agreement filed as Exhibit 10.1 to a Current Report on Form 8-K filed today, the Amended and Restated Development and License Agreement and Amendment #1 to the Amended and Restated Development and License Agreement filed as Exhibits 10.1 and 10.2 to a Current Report on Form 8-K filed February 21, 2007 and Amendment #2 to the Amended and Restated Development and License Agreement filed as Exhibit 10.1 to a current Report on Form 8-K filed December 21, 2007.

        About Palomar Medical Technologies Inc: Palomar is a leading researcher and developer of light-based systems for cosmetic treatments. Palomar pioneered the optical hair removal field, when, in 1997, it introduced the first high-powered laser hair removal system. Since then, many of the major advances in light-based hair removal have been based on Palomar technology. In December 2006, Palomar became the first company to receive a 510(k) over-the-counter (OTC) clearance from the United States Food and Drug Administration (FDA) for a new, patented, home use, light-based hair removal device. OTC clearance allows the product to be marketed and sold directly to consumers without a prescription. There are now millions of light-based cosmetic procedures performed around the world every year in physician offices, clinics, spas and salons. Palomar is testing many new and exciting applications to further advance the hair removal market and other cosmetic applications. Palomar is focused on developing proprietary light-based technology for introduction to the mass markets. In addition to the non-exclusive License Agreement with P&G, Palomar also has an agreement with Johnson & Johnson Consumer Companies to develop and potentially commercialize home-use, light-based devices for reducing or reshaping body fat including cellulite, reducing the appearance of skin aging, and reducing or preventing acne.

        For more information on Palomar and its products, visit Palomar’s website at www.palomarmedical.com. To continue receiving the most up-to-date information and latest news on Palomar as it happens, sign up to receive automatic e-mail alerts by going to the Investor Relations’ section of the website.

        With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements, including but not limited to statements relating to new markets, future royalty amounts due from third parties, development and introduction of new products, and financial and operating projections. These forward-looking statements are neither promises nor guarantees, but involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements. These risk factors include, but are not limited to, results of future operations, technological difficulties in developing or introducing new products, the results of future research, lack of product demand and market acceptance for current and future products, the effect of economic conditions, challenges in managing joint ventures and research with third parties and government contracts, the impact of competitive products and pricing, governmental regulations with respect to medical devices, including whether FDA clearance will be obtained for future products and additional applications, the results of litigation, difficulties in collecting royalties, potential infringement of third-party intellectual property rights, factors affecting the Company’s future income and resulting ability to utilize its NOLs, and/or other factors, which are detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended December 31, 2006 and the Company’s quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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